Exhibit 10.33

Definitive Agreement

BY AND BETWEEN

Emergen Energy, LLC

AND

RelyEZ Energy Group

DEFINITIVE AGREEMENT

This Definitive Agreement (the “Agreement”) is entered into by and between Emergen Energy, LLC, a Delaware Limited Liability Company (“Emergen”) and wholly owned subsidiary of Bitech Technologies Corporation (“Bitech”), a California corporation, and RelyEZ Energy Group (“RelyEZ”), pursuant to a Letter of Agreement (“LOA”) dated March 25, 2025 and is made effective on April 20, 2025 (the “Effective Date”). Emergen and RelyEZ may hereafter be collectively referred to as the “Parties” and, individually, generally, as a “Party.”

WITNESSETH:

WHEREAS, Emergen and RelyEZ entered into a LOA dated March 25, 2025, wherein the Parties agreed to establish a joint venture regarding implementation of up to 2000MW of energy storage projects between 2025-2027, with a focus on utility-scale Battery Energy Storage Systems (“BESS”) utilizing 2-to-4-hour batteries tier one, (“Joint Venture” or “JV”);

WHEREAS, the Parties desire to memorialize the relationship of the JV in this Agreement, which shall supersede the LOA;

WHEREAS, Emergen shall transfer over selected projects located in the United States and detailed in Exhibit A (“Projects”), to wholly-owned subsidiaries or controlled affiliates (“Special Purpose Vehicles” or “SPVs”, individually “SPV”) of both Emergen and RelyEZ pursuant to the terms herein;

WHEREAS, RelyEZ shall develop and construct the Projects pursuant to the terms herein;

WHEREAS, Emergen and RelyEZ desire to work in conjunction with one another in a business relationship whereby the Parties shall jointly execute, implement, and advance the Projects through to their Commercial Operation Date (“COD”), as defined herein; and

WHEREAS, the Parties’ will allocate and distribute the profits from each Project pursuant to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, and in reliance on the respective representations and warranties made to them, and intending to be legally bound thereby, the Parties hereby agree as follows:

ARTICLE ONE
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the following meanings.

(a)	Acceptance. Acceptance means the formal approval of a Project by the Joint Venture upon execution of the Limited Notice to Proceed (LNTP) and the corresponding Operating Agreement, in accordance with Section 2.2 of this Agreement and the conditions set forth in the LOA.
(b)	Agreement. Agreement means this Joint Venture Agreement.

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(c)	Commercial Operation Date. Commercial Operation Date or COD shall mean the date when a BESS project is fully constructed, commissioned, tested, and officially begins commercial operations.
(d)	Confidential Information. Confidential Information is defined in Section 4.1.
(e)	Construction Phase. Construction Phase shall be the period between the commencement of the Limited Notice to Proceed (“LNTP”) Agreement and the Commercial Operation Date.
(f)	Development Phase. Development Phase shall mean the point up to the Construction Phase.
(g)	Independent Engineer. Independent Engineer (“IE”) shall mean an individual, selected mutually by Emergen and RelyEZ, with the necessary qualifications to determine a Project’s status from the following: (i) Ready to Build (RTB); (ii) Mid-Stage Development Project; and (iii) Early-Stage Development Project to qualify the project for acceptance of the JV.
(h)	Intellectual Property. Intellectual Property is defined in Section 5.1.
(i)	Notice to Proceed. Notice to Proceed or NTP shall mean when a Project has permitting to commence construction, equipment has been identified, and the engineering, procurement and construction vendor has been selected
(j)	Principal. Principal means the total value of all contributions made by RelyEZ to the Joint Venture, including both (i) cash contributions and (ii) the net present value of extended payment terms for equipment as defined in Section 2.2(h), calculated according to the agreed payment milestones and timelines specified in the Master Supply Agreement. To be specific, the extended payment terms are calculated as the financial value derived from the time gap between the final agreed payment terms set in the MSA and the standard payment terms (20% down payment, 20% upon an approved third-party factory inspection, 50% upon arrival onsite, and 10% upon 60 days after goods on site), accounting for the time value of money.
(k)	Projects. The Projects, first identified in the Recitals above.
(l)	Ready-to-Build Status. Ready-to-Build Status” or RTB shall mean with respect to any Project, the Parties good faith determination that the criteria set forth on Exhibit B hereto have been satisfied.
(m)	Refinancing. Refinancing shall mean the process by which the Project SPV replaces existing short-term debt, typically secured during the construction phase, with new long- term debt or financing arrangements upon substantial completion or commercial operation of the Project, in order to optimize financing terms and reduce capital costs

ARTICLE TWO
TERMS OF JOINT VENTURE

Section 2.1 Generally. RelyEZ and Emergen shall work in good faith to implement up to 2000MW of Projects between 2025-2027, with a focus on BESS utilizing 2 to 4 hour batteries tier one. The projects are attached to this Agreement as Exhibit A (individually “Project”, collectively “Projects”). All Projects shall be located within U.S. Independent System Operator (“ISO”) regions, ensuring compliance with market regulations.

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Section 2.2 Projects. During the existence of the JV, the JV shall undertake Projects to reach approximately 2,000 MW of BESS in the United States. Emergen shall provide the JV with Projects that have reached the Ready-to-Build (“RTB”) or Notice-to-Proceed (“NTP”) stage, upon acceptance by the JV, Emergen shall transfer a Project to the JV upon acceptance by the JV, and thereafter the Parties shall work with the objective of jointly executing, implementing, and advancing these projects through to their Commercial Operation Date (“COD”).

(a)	Initial Projects. Within the first six (6) months from the Effective Date, unless otherwise agreed upon by the Parties in writing, the JV shall undertake the following four (4) Projects: Dos Rios, Redbird, White Rock, and Oak Hill (collectively, “Initial Projects”) once an Initial Project achieves RTB or NTP. In the event an Initial Project is non-financeable or does not achieve NTP, then Emergen shall be responsible for addressing said issues or replacing the Initial Project.

(b)	Additional Projects. Emergen agrees to grant the JV a Right of First Offer (ROFO) on any new project not provided for in Exhibit A (“Additional Project”) when such Addtiional Project reaches the RTB of NTP. The JV shall have twenty (20) days upon written notice to determine if the JV shall accept the Additional Project. Once an Additional Project is accepted by the JV it shall become a Project.

(c)	Project Documents. Each Project shall consist of the following:

(i)	Documents that substantiate the rights to own, lease or otherwise acquire the right to use the real property where the Development Projects will be located;
(ii)	Construction and engineering plans and executed and non-executed to construct the physical facility that will operate the Development Project;
(iii)	Agreements that entitle each Project to acquire the batteries and major system components necessary to operate the respective Project (the “Master Supply Agreement”, attached here to as Exhibit G is a template form the Master Supply Agreement); All Project equipment and supply arrangements must adhere to the pricing, warranties, and delivery milestones confirmed in the Master Supply Agreement executed with RelyEZ or its designated affiliate.
(iv)	All permits and environmental studies, if any, necessary to obtain governmental approval and construct and operate each Development Project; and
(v)	All other executed and non-executed contracts related to the development and operation of each Development Project.

(d)

Project Ownership. During the Development Phase and Construction Phase each Project will be held by a Special Purpose Vehicle (“SPV”), which shall be solely owned and controlled by Emergen during the early development or acquisition period. Within thirty (30) days of a Project reaching RTB, the Parties shall enter into a Limited Notice to Proceed (“LNTP”) Agreement outlining all costs, timing of construction, and COD. A template form of the LNTP Agreement is attached to this Agreement as Exhibit C. Upon the execution of an LNTP, simultaneously, the Parties shall enter into an operating agreement (“Operating Agreement”) providing for the terms of the governance of the SPV and Master Interest Purchase Agreement (“MIPA”) for the transfer of ownership interest. A template form of the Operating Agreement for each SPV is attached to this Agreement as Exbibit E.

A template form of the MIPA for each SPV is attached to this Agreement as Exbibit F. Upon Acceptance and the execution of the LNTP and Operating Agreement for a Project (“Acceptance”), Emergen shall assign 100% of the membership interests of the respective SPV to the JV, which shall immediately reassign eighty percent (80%) to RelyEZ and twenty percent (20%) to Emergen, in accordance with the LOA. This structure shall remain valid throughout the Construction Phase and until refinancing is completed.

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(e)	Project Responsibilities. Prior to the commencement of the Construction Phase, Emergen shall be responsible for completing the financing of the funds required for a Project to achieve COD, including but not limited to the project capitalization, consulting fees, equipment purchase costs, engineering costs, interest costs, etc., in order to ensure that a Project will not be discontinued due to insufficient funds after the commencement of the construction, or thus adversely affect the SPV. In the event of any shortfall in financing required to reach COD, RelyEZ may, at its discretion, offer extended payment terms or bank guarantees for equipment supply only, provided such support shall be recognized as part of the Principal Contribution.

(f)	Project Authority and Costs. Emergen shall be responsible for the following development costs of each Project up until Acceptance: feasibility studies, permits, licenses, taxes, and engineering services, Independent Engineering services, interconnection agreements cost/guarantees (collectively, “Acceptance Costs”). After Acceptance of a Project, RelyEZ shall retain decision-making authority for a Project and the SPV shall be responsible for any remaining costs, including any Acceptance Costs not paid for by Emergen prior to Acceptance. Notwithstanding the foregoing, all Project costs shall be agreed upon by both Parties in the LNTP and MSA prior to the commencement of a Project, ensuring mutual understanding and alignment on financial responsibilities. All such costs shall be pre- approved in writing by both Parties and attached as part of the LNTP Agreement.

(g)	Project Termination. The Parties, upon mutual agreement, reserves the right to terminate a Project under the following circumstances: (i) if the Project fails to reach Commercial Operation Date (COD) status within twelve (12) months from the RTB specified in the LNTP agreement, or within another timeline mutually agreed upon in writing by the Parties; or (ii) if, following RTB or NTP, the Parties identify material risks (“Risks”) that, in their joint reasonable judgment, adversely affect the successful execution, financing, or commercial viability of the Project. In the event of termination due to a Risk then the JV may sell or transfer the Project, and Emergen shall be granted a Right of First Offer (ROFO) with thirty (30) days written notice to purchase the Project at a mutually agreed price, as well as a Right of First Refusal (ROFR) with thirty (30) days written notice on any third-party offer received by the JV.

(h)	Ownership Adjustments. Upon the Tax Equity and Refinancing of an SPV, Emergen (or its designated assignee) shall purchase from the JV any remaining interest in the SPV not already owned by Emergen within sixty (60) days after the re-financing or tax credit financing is done, in accordance with the following formula: RelyEZ’s Principal Contribution plus a Twelve Percent (12%) annual interest rate applied to the RelyEZ Principal Contribution amount, calculated from the date of contribution until repayment or as provided for in the LNTP Agreement. Emergen shall be obligated to complete such repurchase within sixty (60) calendar days from the refinancing or tax equity close date, unless otherwise extended by mutual agreement in writing. If Emergen fails to complete the SPV repurchase within twelve (12) months from the commencement of construction, RelyEZ (i) shall have the right to retain its equity interest and continue as a full shareholder, or (ii) may require formal liquidation of SPV assets via a jointly supervised bid process, with priority repayment of RelyEZ’s Principal Contribution plus accrued interest, or (iii) take another path mutually agreed in writing.

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The extended payment terms are calculated as the financial value derived from the time gap between the final agreed payment terms and the standard payment terms - Twenty Percent (20%) as a down payment, Twenty Percent (20%) upon an approved third-party factory inspection, Fifty Percent (50%) upon arrival onsite, and Ten Percent (10%) upon sixty (60) days after goods on site, accounting for the time value of money.

For purposes of this Section 2.2(h), “RelyEZ Principal Contribution” includes: (i) any direct monetary injection into the JV by RelyEZ; and (ii) contributions in the form of extended payment terms for equipment, calculated as the time value of the payment gap between the final agreed payment terms and RelyEZ’s standard payment terms as set forth in Section 1(f).

After reaching COD, a Project must be refinanced as provided for in the LNTP. In the event that a Project is not refinanced by the date provided for in the LNTP or as mutually agreed upon by the Parties, then Emergen (or its assignee) shall retain a Right of First Offer (ROFO) with thirty (30) days written notice to purchase the Project at a mutually agreed price, as well as a Right of First Refusal (ROFR) with thirty (30) days written notice on any third-party offer received by the JV. After the date provided for refinancing of a Project in the LNTP then (a) RelyEZ shall have the right to retain its ownership interest in the SPV and participate proportionally in all rights, revenues, and obligations of the SPV as a continuing equity partner; or (b) RelyEZ may require the immediate liquidation of the SPV’s assets and distribution of proceeds on a pro-rata basis according to each Party’s respective equity interests through a formal bid process controlled by both Parties equally, with priority repayment of RelyEZ’s Principal Contribution plus accrued interest as specified above or provided for in the LNTP Agreement; or (c) unless otherwise mutually agreed in writing by the Parties. In the event that any of the above scenarios (a), (b), or (c) occur, the SPV shall be exempt from paying the unexecuted development fees to Emergen, as outlined in Section 2.3(c) and the DSA.

Section 2.3 Development Fee Compensation for Development Services. During the Construction Phase, the Parties shall contribute the required capital based on a Project’s progress and actual needs. These contributions may be made in the form of debt or equity investments, aligned with the agreed-upon equity ratio, to support the development and construction of the project.

(a)	RelyEZ Contribution. The total principal commitment from RelyEZ, including both capital contributions and extended payment terms for equipment, shall not exceed Fifty Million U.S. Dollars ($50,000,000.00).

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(i)	Initial Capital Investment. RelyEZ shall make an initial capital investment of Ten Million U.S. Dollars ($10,000,000.00) (“Initial Capital Investment”) to the JV to support the Initial Projects, which shall be funded within ten (10) days following the achievement of the following milestones: execution of the Definitive Agreement, execution of the additional Closing Documents, establishment of the JV entity, and the opening of the JV bank account.
(ii)	Remaining Capital Investment. The remaining Forty Million U.S. Dollars ($40,000,000.00) (“Remaining Capital Investment”) may be contributed in multiple installments, or as needed, through extended payment terms or bank guarantees to support the closure of construction period financing. Disbursement will be subject to mutually agreed milestones and conditions, as outlined in LNTP agreement.

(b)	Emergen Contribution. With each RelyEZ contribution, Emergen shall also contribute its proportionate share of capital, up to twelve million five hundred thousand U.S. Dollars ($12,500,000.00), and such contributions shall be made in the amount necessary for the JV to disburse funds for the acquisition of any SPV related to the approved Projects.

(c)	SPV Funding. The JV shall provide the necessary funding to each SPV, in the form of either debt or equity investment, after the project has been jointly evaluated and approved by both the Parties. The SPV shall first pay Emergen’s contributions to advancing the Project within the respective SPV, which will be stated in a Development Service Agreement (“DSA”). A template form of the DSA is attached to this Agreement as Exhibit D. Additionally, Emergen shall be entitled to recoup from a Project’s SPV Emergen’s actual procurement costs for long lead time equipment related to each Project, provided that such equipment was procured and paid for prior to:

(i)	the JV’s acceptance of the Project. Reimbursement shall occur within thirty (30) days following the JV’s formal acceptance of the Project;
(ii)	the Project’s SPV has been transferred under the JV; and
(iii)	shall be limited to verifiable equipment costs only, excluding any other development or indirect expenses.

Pursuant to each DSA, the DSA shall provide Emergen payments (“Development Fees”) which shall be calculated based on the Project’s stage of readiness to be determined by an Independent Engineer. Upon Acceptance and during the Construction Phase, the SPV shall pay Emergen a total of Eighty Thousand U.S. Dollars ($80,000.00) per MW per Project according to the following milestones:

(i)	Forty-Five Thousand U.S. Dollars ($45,000.00) per MW upon Acceptance of a Project by the SPV;
(ii)	Twenty-Five Thousand U.S. Dollars ($25,000.00) per MW upon (x) the release of project refinancing (including but not limited to long-term bank loans, tax credit financing, etc.) to the SPV and (y) after the membership interest held by the JV is transferred back to Emergen; and
(iii)	Ten Thousand U.S. Dollars ($10,000.00) per MW upon the Project achieving COD.

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ARTICLE THREE
RECORDS AND INSPECTION

Section 3.1 Recordkeeping. Each Party shall maintain or cause to be maintained full, complete, and auditable records regarding their contributions, activities, and services related to the JV, the Projects, and respective SPVs. Such records must be made available for review and audit by the other Party, or by an independent auditor mutually appointed by the Parties, upon written request. Such records shall include any services provided, the materials required to complete same, the costs associated with such materials, the personnel involved in rendering same, and any hours expended by such personnel, as well as any actions or endeavors undertaken through each Project or by the Parties on the Project’s behalf.

Section 3.2 Bookkeeping. The Parties shall maintain complete and accurate books, records, and related information to verify all services, materials provided for same, and all other associated information relating to the transactions contemplated or described by this Agreement, including, but not limited to, the acquisition, development, and sale of each Project.

Section 3.3 Inspection. Upon reasonable prior written notice to either Party, the non- requesting Party shall provide the requesting Party with access to all of the books, records, and related background information required to conduct a review or audit of all services related to the Project or any further transactions contemplated or described by this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate the requesting Party’s review or audit without unreasonable disruption to the operation of the joint venture contemplated by this Agreement.

ARTICLE FOUR

NON-DISCLOSURE, NON-COMPETITION, AND NON-SOLICITATION PROVISIONS

Section 4.1 Confidential Information. For purposes of this Agreement, Confidential Information means any data or information that is proprietary to the Parties and not generally known to the public, whether in tangible or intangible form, whenever and however disclosed, including, but not limited to, the following:

(a)	any marketing strategies, plans, financial information or projections, operations, sales estimates, business plans and performance results relating to the past, present, or future business activities of the Parties, their affiliates, subsidiaries, and affiliated companies;
(b)	plans for products or services, and customer or supplier lists;
(c)	any scientific or technical information, invention, design, process, procedure, formula, improvement, technology, or method;
(d)	any concepts, reports, data, know-how, works-in-progress, designs, development tools, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets regarding Battery Energy Storage Systems;
(e)	any documents, drawing, sketches, blueprints, schematics, data, or other written instrument or written information concerning the Parties’ Intellectual Property, inventions, discoveries, improvements, methods, business plans, ventures, practices, enterprises, exploration, production, transmission, or operation, or any other information affecting the business operations of the Parties;
(f)	any information related to the Projects, as defined in this Agreement, generally; and
(g)	any other information that should reasonably be recognized as confidential information of the Parties.

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Confidential Information need not be novel, unique, patentable, copyrightable, or constitute a trade secret in order to be designated Confidential Information. The Parties acknowledge that their respective Confidential Information, unrelated to the Project, is proprietary to one another, has been developed and obtained through great efforts by one another, and that the Parties regard all of their Confidential Information as trade secrets.

Section 4.2 Non-Confidential Information. Notwithstanding anything in the foregoing to the contrary, Confidential Information shall not include information which:

(a)	was known by either Party prior to receiving the Confidential Information from the other Party;
(b)	becomes rightfully known to either Party from a third-party source not known (after diligent inquiry) by the discovering Party to be under an obligation to the other Party to maintain confidentiality;
(c)	is or becomes publicly available through no fault of or failure to act by either Party in breach of this Agreement;
(d)	is required to be disclosed in a judicial or administrative proceeding, or is otherwise requested or required to be disclosed by law or regulation; and
(e)	is or has been independently developed by employees, consultants, or agents of either Party without violation of the provisions of this Agreement or reference or access to any Confidential Information.

Section 4.3 Disclosure of Confidential Information. From time to time, either Party may disclose Confidential Information to the other Party. Upon such disclosure, the receiving Party shall:

(a)	keep all Confidential Information strictly confidential by using a reasonable degree of care, but not less than the degree of care used by the receiving Party in safeguarding the receiving Party’s own confidential and proprietary information, and
(b)	not disclose any Confidential Information received by the receiving Party to any third- parties (except as otherwise provided herein). The receiving Party shall be responsible for any breach of this Agreement by any of the receiving Party’s agents or representatives.

Section 4.4 Use of Confidential Information. The Parties agree to use the Confidential Information related to the Project solely in connection with the intentions and joint venture contemplated by this Agreement and not for any purpose other than as authorized by this Agreement, without the prior written consent of the Parties. No other right or license, whether express or implied, in the Confidential Information is granted to the Parties hereunder. Title to the Confidential Information will remain solely in the Party producing such Confidential Information, respectively. All use of Confidential Information by either Party shall be for the benefit of the Parties and the joint venture contemplated by this Agreement, and any modifications and improvements thereof by either Party shall be the sole property of the developing Party. The Parties agree to, and shall be fully responsible for, all confidential or proprietary information of either Party in the other Party’s possession and the Parties shall promptly, upon the other Party’s own initiative or on demand by said Party, return all such information and reproductions to the other Party. Notwithstanding any of the foregoing, neither Party shall use, retain, withhold, or exploit any of the Parties’ Confidential Information in any way that would hinder, impede, or otherwise prevent the operation of the joint venture contemplated by this Agreement, provided that neither Party shall be required to compromise the integrity or security of the Parties’ Confidential Information in order to serve the joint venture contemplated by this Agreement.

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Section 4.5 Compelled Disclosure of Confidential Information. Notwithstanding anything in the foregoing to the contrary, the Parties may disclose Confidential Information pursuant to any governmental, judicial, or administrative order, subpoena, discovery request, regulatory request, or similar method, provided that the disclosing Party promptly notifies, to the extent practicable, the non-disclosing Party in writing of such demand for disclosure so that the non-disclosing Party, at its sole expense, may seek to make such disclosure subject to a protective order or other appropriate remedy to preserve the confidentiality of the Confidential Information; provided in the case of a broad regulatory request with respect to the disclosing Party (not targeted at the non- disclosing Party), the disclosing Party may promptly comply with such request provided the disclosing Party agrees that it shall not oppose and shall cooperate with efforts by, to the extent practicable, the non-disclosing Party with respect to any such request for a protective order or other relief. Notwithstanding the foregoing, if the non-disclosing Party is unable to obtain or does not seek a protective order and the disclosing Party is legally requested or required to disclose such Confidential Information, disclosure of such Confidential Information may be made without liability.

Section 4.6 Return of Confidential Information. The Parties shall immediately return and deliver to the other Party, at the non-requesting Party’s expense, all tangible material embodying the Confidential Information provided pursuant to this Agreement and all notes, summaries, memoranda, drawings, manuals, records, excerpts or derivative information deriving therefrom, and all other documents or materials (“Notes”) (and all copies of any of the foregoing, including “copies” that have been converted to computerized media in the form of image, data, or word processing files either manually or by image capture) based on or including any Confidential Information, in whatever form of storage or retrieval, upon the earlier of: (a) the completion or termination of this Agreement; or (b) at such time as a Party may so request. Alternatively, the non-requesting Party, with the written consent of the requesting Party, may (or in the case of Notes, at requesting Party’s option) immediately destroy any of the foregoing embodying Confidential Information (or in the reasonably non-recoverable data erasure of computerized data) and, upon request, certify in writing such destruction by the non-requesting Party, directly supervising the destruction.

Section 4.7 Notice of Breach. The Parties shall notify one another immediately upon discovery of any unauthorized use or disclosure of Confidential Information by either Party, its agents, or its representatives, or any other breach of this Agreement by the Parties, its agents, or its representatives, and will cooperate with efforts by the non-breaching Party to help the non- breaching Party regain possession of Confidential Information and prevent its further unauthorized use.

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Section 4.8 Remedies. The Parties understand that either Party will suffer irreparable harm in the event that the Parties, their agents, or their representatives breach any of the obligations set out in this Agreement and that monetary damages will be inadequate to compensate the non-breaching Party for said breach. Accordingly, the Parties agree that in the event of a breach or threatened breach by either Party, their agents, or their representatives for any part of this Agreement, the non-breaching Party, in addition to any other rights or remedies available, shall be entitled to temporary restraining orders, temporary injunctions, and permanent injunctions in order to prevent or to restrain any such breach. The Parties agree that if either Party, their agents, or their representatives violates any of the covenants or provisions herein, the non-breaching Party shall be entitled to a claim for damages and reasonable attorney’s fees arising from said violation(s); this remedy shall be in addition to any injunctive relief, liquidated damages, or other remedies to which the non-breaching Party may be entitled to pursue.

Section 4.9 Non-Solicitation. In the event this Agreement is terminated, the Parties each agree that, for a period of twelve (12) months from the date of termination of this Agreement, the Parties will not, directly or indirectly, solicit for employment or hire, in any capacity, any employee of the other Party or any of its affiliates, or directly or indirectly solicit, entice, or attempt to solicit or entice any clients, customers, or suppliers of either Party or any subsidiary of either Party to divert that Party’s business or services from the other Party or any subsidiary of the other Party; provided, however, that the foregoing provision will not prevent either Party from employing any such person who contacts either Party on said person’s initiative without any direct or indirect solicitation or encouragement from either Party.

Section 4.10 Time & Scope. The Parties explicitly acknowledge, understand, and agree that the limitations and restrictions set forth in this Article Four are fair and reasonable in both time and scope and are reasonably required for the fulfillment of the intentions and joint venture contemplated by this Agreement.

ARTICLE FIVE
INTELLECTUAL PROPERTY

Section 5.1 Ownership of Intellectual Property. All Intellectual Property produced as a result of the joint venture contemplated by this Agreement shall belong jointly to the Parties unless agreed upon otherwise in writing. All Intellectual Property that belonged to either Party before the initiation of the joint venture contemplated by this Agreement shall belong exclusively to that Party, its successors, and its assigns, irrespective of any copyright notices or confidentiality legends to the contrary which may have been used or placed upon any product of work performed by the Parties, their agents, their representatives, or any other person or entity. The immediately preceding sentence further applies to all right, title, and interest throughout the world in and to all the results and proceeds of all Intellectual Property. If by operation of law any such Intellectual Property created through operation of the joint venture contemplated by this Agreement, related copyrights, or otherwise is not jointly owned or owned exclusively by the Parties, as applicable, automatically upon creation thereof, then the Party in which such Intellectual Property automatically vests agrees to assign, and hereby assigns, to the other Party, and its successors and assigns, an equal percentage of ownership of such Intellectual Property. For purposes of this Agreement, Intellectual Property shall mean all ideas, concepts, designs, inventions, discoveries, and improvements that are the direct or indirect result of the Parties’ labor and/or efforts or services. This includes all patents, copyrights, trademarks, trade secrets, and other intellectual property rights, whether made solely or jointly with others; whether or not patentable; and whether or not the conception, discovery, or making involves the use of the Parties’ time, facilities, equipment, or personnel. Each Party shall retain sole ownership of its pre-existing IP, background know-how, trade secrets, and proprietary technologies, including tools, platforms, or manufacturing processes not specifically developed under the scope of this JV.

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Section 5.2 License to Use Pre-Existing Materials. The Parties may include in the development of Intellectual Property pre-existing work or materials only if they are provided by the Parties or if they are owned or licensable without restriction by the Parties. To the extent that pre-existing work or materials owned or licensed by the Parties are included in the development of Intellectual Property, the Parties shall identify any such work or materials prior to commencement of any work or services involving such work or materials. In the execution of this Agreement, the Parties grant to the joint venture an irrevocable, non-exclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, modify, and distribute (internally and externally) copies of, and prepare derivative works based upon, such pre-existing work and materials, and the right to authorize others to do any of the foregoing. Any pre-existing work contributed must be accompanied by a written declaration of origin and supporting documentation verifying clear title or license held by the contributing Party.

Section 5.3 Association Free of Encumbrances. The Parties warrant that the Parties will not infringe any Intellectual Property rights or other proprietary interests of third-parties. If either Party become aware of any such possible infringement during the term of the joint venture, the Parties shall immediately notify the other Party in writing. The Parties shall indemnify, defend, and hold harmless one another from and against all claims for actual or alleged infringement or misappropriation of any such Intellectual Property rights or other proprietary interests of third- parties based upon or related to this Agreement. The Parties shall, at their expense, defend all such claims and shall pay all attorney’s and consultants’ fees and all costs or other expenses related thereto.

Section 5.4 Joint Ownership of Developments. The Parties shall jointly own all Developments related to the Project. For purposes of this Agreement, Developments shall mean all rights, titles, and interest throughout the world in and to all the results and proceeds of all modifications, alterations, enhancements, betterments, ideas, or discoveries that are the direct or indirect result of the Parties’ access to Confidential Information.

ARTICLE SIX
INDEMNITY

Section 6.1 Indemnification by RelyEZ for Claims Against Emergen. RelyEZ agrees to defend, protect, and hold harmless Emergen and Emergen’s officers, directors, agents, representatives, consultants, and employees from all claims by RelyEZ or RelyEZ’s subcontractors, officers, directors, agents, representatives, or employees for bodily injury, death, or damage to property that results directly or indirectly from any performance pursuant to this Agreement due to the fault, negligence, strict liability, or breach of warranty, in whole or in part, by Emergen. This indemnity shall apply only to the extent such loss or damage arises from gross negligence, willful misconduct, or material breach of this Agreement by RelyEZ, and shall exclude any consequential, incidental, or punitive damages.

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Section 6.2 Indemnification by Emergn for Claims Against RelyEZ. Emergen agrees to defend, protect, and hold harmless RelyEZ and RelyEZ’s officers, directors, agents, representatives, consultants, and employees from all claims by Emergen or Emergen’s subcontractors, officers, directors, agents, representatives, or employees for bodily injury, death, or damage to property that results directly or indirectly from any performance pursuant to this Agreement due to the fault, negligence, strict liability, or breach of warranty, in whole or in part, by RelyEZ. This indemnity shall apply only to the extent such loss or damage arises from gross negligence, willful misconduct, or material breach of this Agreement by Emergen, and shall exclude any consequential, incidental, or punitive damages.

Section 6.3 Third-Party Claims. If any third-party claim (each, a Third-Party Claim) is made by or against a Party (the Claiming Party) that, if sustained, would give rise to a liability of the other Party or Parties pursuant to this Agreement and the relationship arising out of this Agreement (collectively, Indemnifying Party), that Claiming Party will promptly deliver written notice to the Indemnifying Party, and will afford the Indemnifying party and its counsel (who must be reasonably acceptable to the Claiming Party), at the Indemnifying Party’s sole expense, the opportunity to defend or settle the Third-Party Claim. Any notice of a Third-Party Claim will state, with reasonable specification, the alleged basis for the claim and the amount of liability asserted by or against the Claiming Party or Claiming Parties. If this notice is not given, the Indemnifying Party is released from the obligations pursuant to this Article Six, but only to the extent the Indemnifying Party’s ability to defend against the Third-Party Claim is actually prejudiced by the lack of notice. Alternatively, if notice is given and the Indemnifying Party fails to assume the defense of the claim within ten (10) days with counsel satisfactory to the Claiming Party, the Claiming Party may defend, compromise, or settle the Third-Party Claim without the Indemnifying Party’s consent and the Indemnifying party will remain liable pursuant to this Article Six. The Claiming Party must fully cooperate with counsel for the Indemnifying Party, at the expense of the Indemnifying Party. The Indemnifying Party shall cause its counsel to consult with the Claiming party, as appropriate, as to the defense of the claim. The Claiming Party may, at its own expense, participate in the defense, assistance, or enforcement of the claim, but the Indemnifying Party will control the defense, assistance, or enforcement.

The Indemnifying Party may settle any Third-Party Claim that it is defending pursuant to this Section if the Third-Party Claim only involves monetary damages and only if the settlement amount is to be paid entirely by the Indemnifying Party pursuant to this Article Six. The Indemnifying party may not enter into a settlement of a Third-Party Claim that involves a non- monetary remedy or that will not be paid entirely by the Indemnifying Party pursuant to this Article Six without the Claiming Party’s written consent; such consent not to be unreasonably withheld.

Any indemnification pursuant to this Agreement will be reduced by any insurance proceeds paid to the Claiming Party because of the loss or other matter for which indemnification is sought, adjusted for any increased insurance premiums resulting from the tender of the claim to the insurance carrier. The Claiming Party is obligated to submit to its insurance carrier all coverable claims and to pursue these claims against its insurance carrier in good faith. The Claiming Party may not abandon or compromise any such claim without the Indemnifying Party’s consent; such consent not to be unreasonably withheld. The Indemnifying Party shall not settle or compromise any Third-Party Claim in a manner that (i) imposes non-monetary obligations on the Claiming Party or (ii) includes an admission of liability by the Claiming Party, without prior written consent.

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Section 6.4 EXCEPT AS OTHERWISE EXPRESSLY STATED OR LIMITED IN THIS AGREEMENT, IT IS THE INTENT OF THE PARTIES THAT ALL INDEMNITY DUTIES AND/OR LIABILITIES ASSUMED BY THE PARTIES PURSUANT TO THIS AGREEMENT BE ENFORCEABLE ONLY TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, AND SHALL IN NO EVENT EXTEND TO CLAIMS ARISING FROM THE SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY. EACH PARTY’S LIABILITY UNDER THIS SECTION SHALL BE CAPPED AT THE GREATER OF (I) THE AMOUNT OF INSURANCE COVERAGE ACTUALLY AVAILABLE FOR SUCH CLAIM, OR (II) THE TOTAL AMOUNT OF CAPITAL CONTRIBUTED BY THE INDEMNIFYING PARTY UNDER THIS AGREEMENT.

ARTICLE SEVEN
ALTERNATIVE DISPUTE RESOLUTION

Section 7.1 Mediation/Arbitration. In any dispute arising out of, or relating to, this Agreement or the breach, termination, enforcement, interpretation, or validity thereof (collectively, a “Dispute”), including the determination of the scope or applicability of this arbitration provision, the following shall apply: In any dispute over or in any way related to the provisions of this Agreement and in all other disputes among the Parties, (the “Disputing Parties”) (including issues of enforceability, termination, and arbitrability), the dispute shall:

(a)	Be professionally, promptly, and on commercially reasonable terms presented and negotiated in good faith between the Disputing Parties.
(b)	In the event that negotiation fails or upon the expiration of thirty (30) days of the event(s) giving rise to the dispute, whichever is sooner, the dispute may be submitted to non-binding mediation upon mutual agreement of the Parties despite the terms of the LOA. The Disputing Party shall apply to the American Arbitration Association for a mediator, with the mediation to take place in Houston, Texas, unless otherwise agreed upon by the Parties.
(c)	In the event negotiation and/or mediation fails to resolve all of the issues between or among the Disputing Parties, then the matter or any remaining matters shall be submitted to final, non-appealable, binding arbitration. The arbitration shall be held by the American Arbitration Association in accordance with the Commercial Arbitration Rules. The place of arbitration shall be Houston, Texas. The arbitration will be conducted in English. The arbitrator may issue any preliminary, injunctive, and/or equitable relief. Nothing in this Paragraph will serve to restrict the ability to apply for emergency relief. Any Party may, after failure of the negotiation and mediation procedures above, commence arbitration of the dispute by sending a written request for arbitration to all other Disputing Parties. The request shall state the nature of the dispute to be resolved by arbitration, and arbitration shall be commenced as soon as practical after such Parties receive a copy of the written request. Parties may not bring suit regarding any disputes, controversies, or claims subject to this Paragraph of this Agreement in any venue other than an arbitration pursuant to this Paragraph of the Agreement, except in order to enforce this Paragraph or enforce an arbitral award made pursuant to this paragraph. In the event that a party attempts to bring an action in violation of this paragraph, Parties agree that the other Party will be entitled to the arbitrator or judge entering an injunction to enjoin such unauthorized action. All Parties shall initially share the cost of arbitration, but The prevailing Party in any arbitration shall be entitled to recover its reasonable attorney’s fees, expert costs, and arbitration expenses. All arbitration decisions shall be final, binding, and conclusive on all the Parties to arbitration, and legal judgment may be entered based upon such decision in accordance with applicable law in any court having jurisdiction to do so. The Parties agree that the arbitral award shall be recognized by any applicable courts pursuant to all applicable statutes, conventions, and treaties. The Parties agree that this Agreement concerns interstate commerce for purposes of the Federal Arbitration Act and the Federal Arbitration Act shall apply.

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ARTICLE EIGHT
TERM AND TERMINATION

Section 8.1 Term. This Agreement shall continue for an indefinite term until terminated by a Party in accordance with the termination provisions contained within this Agreement.

Section 8.2 Terminable Events. This Agreement shall terminate upon an event of material breach committed by either Party as defined by this Agreement. Either Party may be deemed to have materially breached this Agreement if either Party becomes involved in bankruptcy materially affecting the operation of the joint venture contemplated by this Agreement.

Section 8.3 Period to Cure. In the event of default or breach by either Party to perform any of the conditions, covenants, or requirements of this Agreement, the breaching Party shall have thirty (30) days from the date of receipt of written notice of breach delivered to the breaching Party by the non-breaching Party to correct such default or breach. The cure period may be extended for up to an additional thirty (30) days by the breaching Party. If the breaching Party fails to cure then the non-breaching Party may terminate this agreement upon a ten (10) day written notice.

Section 8.4 Termination Generally. No termination of this Agreement shall serve to divest either Party of their respective share of profit for any Project that has been undertaken by the JV.

Section 8.5 Termination Not Waiver. No termination of this Agreement shall constitute a termination or waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.

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ARTICLE NINE

GENERAL PROVISIONS

Section 9.1 Review of Agreement. Each Party has reviewed this Agreement, accepts all its provisions, and agrees to be bound by all its terms.

Section 9.2 Survival of Provisions. All covenants, representations, warranties, guarantees, and indemnitees contained herein shall survive the termination of this Agreement and any investigation made by or on behalf of the Parties.

Section 9.3 Successors, Assigns, and Assignment. This Agreement is personal in nature and neither Party shall assign its rights, or delegate its obligations, under this Agreement unless and until any such assignment or delegation shall first be consented to in a written instrument executed by the other Party, including any change of control, merger, or acquisition involving either Party, which shall require the prior written consent of the other Party. All obligations contained in this Agreement shall extend to and be binding upon the Parties and their respective successors, assigns, and designees.

Section 9.4 No Binding Agreement for Other Transactions. The Parties agree that neither Party will be under any legal obligation of any kind whatsoever with respect to any other transaction unrelated to the operation of the joint venture contemplated by this Agreement by virtue of this Agreement, except for the matters specifically agreed to herein.

Section 9.5 Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision contained herein. Such provision shall, in such circumstances, be deemed modified only to the extent necessary to render the problematic provision and all remaining provisions enforceable.

Section 9.6 Amendments and Waiver. Any failure by either Party to enforce the other Party’s strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

Section 9.7 No Third-Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the Parties and their respective successors and assigns, subject to the express provisions contained herein relating to successors and assigns, and no other person has or will have any rights, interest, or claims hereunder or be entitled to any benefits under, or on account of, this Agreement, as a third-party beneficiary or otherwise.

Section 9.8 Further Assurances. The Parties agree to execute and deliver additional documents and instruments and to perform all additional acts and actions necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated herein.

Section 9.9 Caption and Headings. Paragraph headings used in this Agreement are for reference only and shall not be used in the interpretation of this Agreement.

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Section 9.10 Entire Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between the Parties with respect to the subject matter and provisions contained herein. This Agreement can only be modified by a written amendment signed by the Party against whom enforcement of such modification is sought. Notwithstanding the foregoing, the LOA dated March 25, 2025 shall remain in full force to the extent not inconsistent with this Agreement, and any inconsistency shall be resolved to preserve the economic intent of both documents.

Section 9.11 Costs. The Parties shall each bear their own costs, including attorney’s fees, in connection with the preparation of this Agreement and the transactions contemplated thereby.

Section 9.12 Applicable Law. This Agreement shall be governed by, interpreted, construed, and administered under the laws of the State of Texas, as from time-to-time amended, and any applicable federal law. No effect is given to any choice-of-law or conflict-of-law provision of rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than those of the State of Texas.

Section 9.13 Interpretation. The Parties acknowledge, agree, and represent that they each participated in the drafting and negotiation of this Agreement. Accordingly, this Agreement, or any Section hereof, shall not be construed against either Party due to the fact that this Agreement, or any Section hereof, was drafted by solely by one Party or the other.

Section 9.14 Consideration. This Agreement is made by the Parties in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

Section 9.15 Counterparts. This Agreement may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.16 Notices Generally. Any notices or communication required or permitted to be given pursuant to this Agreement may be delivered by hand, deposited with a nationally recognized overnight carrier, electronic-mail, or mailed by certified mail, return receipt requested, postage prepaid, in each case, to the address of the other Party first indicated above (or such other addressee as may be furnished by a Party in accordance with this Section 9.16). All such notices of communications shall be deemed to have been given and received as follows:

(a)	in the case of personal delivery, facsimile transmission, or electronic mail, on the date of such delivery;
(b)	in the case of delivery by a nationally recognized overnight carrier, on the third (3rd) business day following dispatch; and
(c)	in the case of mailing, on the seventh (7th) business day following such mailing.
(d)	Notices sent by email shall be considered delivered upon sender’s receipt of a read receipt or email response confirming delivery.

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if to Emergen:              895 Dove Street, Suite 300

Newport Beach, CA 92660

Attention : Cole W. Johnson

Email : cwjohnson@bitech.tech, info@bitech.tech

with a copy, which shall not constitute notice, to:

Kearney, McWilliams & Davis PLLC
Attn: 77036

55 Waugh #150

Houston, Texas 77007

Attention: Vikesh Patel and Bradley Nevills
Email: vpatel@kmd.law and bnevills@kmd.law

if to RelyEZ:

3603 Building II A

Shenzhen Bay Science and Technology

No. 16 Keji South Road, Nanshan District, Shenzhen
Attention : Naomi Zhang

Email : naomi@relyez.com

with a copy, which shall not constitute notice, to:

___________________________________

___________________________________

___________________________________

___________________________________

Section 9.17 Binding Effect. Subject to the provisions governing assignment, this Agreement shall be binding upon and inure to the benefit of the members, managers, officers, employees, agents, representatives, successors, and assigns of the Parties.

Section 9.18 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday.

Section 9.19 Modification for Legal Events. If any arbitrator or arbitration panel of competent jurisdiction determines that any provision or any part of a provision set forth in this Agreement is unenforceable because of its duration or geographic scope, the arbitrator or arbitration panel has the power to modify the unenforceable provision instead of severing it from this Agreement in its entirety. The modification may be made by rewriting the offending provision, by deleting all or a portion of the offending provision, by adding additional language to this Agreement, or by making other modifications as it determines necessary to carry out the Parties’ intent to the maximum extent permitted by applicable law. The Parties expressly agree that this Agreement as modified by the arbitration panel is binding upon and enforceable against each of them.

Section 9.20 Separate Counsel. By signing this Agreement, each Party acknowledges that this Agreement is the product of arms-length negotiations between the Parties and should be construed as such. Each Party acknowledges that he or she has been advised to seek separate counsel and has had adequate opportunity to do so.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the day and year first above written.

Emergen Energy, LLC		RELYEZ

By:	/s/ Cole W. Johnosn	By:	/s/ Jiajing Zhang
Name:	Cole W. Johnosn	Name:	Jiajing Zhang
Title/	Position: President	Title/	Position: CEO
Date:	May 7, 2025	Date:	May 7, 2025

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EXHIBIT A PROJECTS

Initial Projects
Project	State	Zone	BESS (Mwac)	BESS (MWhr)
Redbird BESS	TX	ERCOT-Houston	100	400
Dos Rios BESS	TX	ERCOT-North	82	164
Oak Hill BESS	TX	ERCOT-South	10	45
White Rock BESS	TX	ERCOT/North	82	164
BESS			274	773

Remaining Projects
Project	State	Zone	BESS (Mwac)	BESS (MWhr)
Wildfire BESS	TX	ERCOT-South	100	400
Friendship	TX	ERCOT/West	60	240
Lady Bird	TX	ERCOT/West	60	240
Longhorn	TX	ERCOT/West	60	240
Pecan	TX	ERCOT/West	60	240
Prickly Pear	TX	ERCOT/West	60	240
Yellow Rose	TX	ERCOT/West	60	240
Bright Light	TX	ERCOT/West	60	240
TPLT 1-10 BESS	TX	ERCOT/West	100	400
WR Ranch TX BESS 1	TX	ERCOT/North	120	480
TPL EPE	TX	WECC	25	100
X-One Solar Ranch 1	AZ	WECC	100	400
Dudden Ranch 1	AZ	WECC	100	400
Aldahra Farm 1	AZ	WECC	100	400
Aldahra Farm 2	AZ	WECC	100	400
BL PJM BESS 1	VA	PJM	50	200
BL PJM BESS 2	PA	PJM	50	200
Gibbs Ranch BESS 1	LA	MISO	120	480
Gibbs Ranch BESS 2	LA	MISO	120	480
TG BESS 1	LA	MISO	120	480
TG BESS 2	LA	MISO	120	480
Neighbors BESS 1	LA	MISO	120	480
Dolce BESS	TX	ERCOT	100	400
Motif BESS	TX	ERCOT	200	800
Moonlight Sonata BESS	TX	ERCOT	200	800
Caladium BESS	TX	ERCOT	200	800
Pianissimo BESS	TX	ERCOT	200	800
Blanket Ranch North BESS	TX	ERCOT	50	100
Blanket Ranch South BESS	TX	ERCOT	33	66
Data Centers (1st Stage)	“ “	Various	500	2000
Data Centers (2nd Stage)	“ “	Various	500	2000
BESS			3848	15226

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EXHIBIT B

READY-TO-BUILD STATUS CRITERIA

With respect to any Project, JV’s good faith determination that the following have been obtained and that construction can commence:

1)	A layout of the BESS, including design of the project
2)	a title commitment, mineral ownership report, and limited surface ownership report;
3)	all Real Property rights, including the full execution of any lease agreements, all necessary rights of ways, and easements.
4)	a wetlands delineation;
5)	a habitat assessment;
6)	an ecological assessment;
7)	a Phase I Environmental Site Assessment;
8)	a critical issues analysis (CIA);
9)	a permitting matrix.
10)	a signed interconnection agreements is signed.
11)	geotechnical Surveys for foundation design and construction readiness (when applicable)
12)	Financing availability: The project’s financing must ensure sufficient funds are available during the construction period to cover equipment procurement, construction activities, and required services until the project’s COD.

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EXHIBIT C

TEMPLATE FORM LIMITED NOTICE TO PROCEED AGREEMENT

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EXHIBIT D

TEMPLATE FORM DEVELOPMENT SERVICES AGREEMENT

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EXHIBIT E

TEMPLATE FORM OPERATING AGREEMENT FOR SPV

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EXHIBIT F

TEMPLATE FORM MASTER INTEREST PURCHASE AGREEMENT

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EXHIBIT G

TEMPLATE FORM MASTER SUPPLY AGREEMENT

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